EXHIBIT 1.2





         IPC HOLDINGS MAKES PROPOSAL TO ACQUIRE TEMPEST


                   Pembroke, Bermuda -- June 4, 1996.  IPC Holdings,

         Ltd. (NASDAQ--IPCRF) has announced that it has made a proposal to the Board of Directors of Tempest Reinsurance Company, Ltd.

         to acquire Tempest for aggregate consideration of approximately

         $943 million, or $180 per share, payable in cash and stock,

         subject to adjustment for changes in Tempest's book value since

         March 31, 1996.  The transaction includes a $100 million cash dividend to Tempest shareholders as well as a $146 million cash payment by Tempest to General Reinsurance Corporation for the

         repurchase of 75% of their shares, cancellation of General Re's option, and termination of their existing contracts with Tem-

         pest.  The balance of the consideration will be paid in cash and stock, with approximately 61% paid in stock and 39% paid in cash.


                   American International Group, Inc., IPC's largest

         shareholder, has committed to purchase up to $65 million of stock of the combined company to the extent holders of more than 39% of the Tempest shares elect to receive cash in the combination, to enable AIG to maintain its approximately 24.4%

         ownership level.  AIG's equity commitment will permit IPC to increase the relative cash/stock mix of its proposal and reduce the risk and amount of proration in the event the cash election were oversubscribed.  In addition, to the extent such commit-

         ment is not fully exercised, AIG has advised IPC that it cur-

         rently intends, following consummation of the transaction, to





         increase its ownership to approximately 24.4% through open mar-

         ket or privately negotiated transactions from time to time,

         subject to market conditions and other factors.


                   Tempest and ACE Limited entered into an agreement in

         March 1996 pursuant to which Tempest would be acquired for ACE stock and cash.  The ACE agreement is currently scheduled to be considered by stockholders of ACE and Tempest at special share-

         holders meetings on June 19, 1996.  The IPC proposal offers more than a 10% premium to the ACE offer based upon ACE's clos-

         ing stock price yesterday.


                   Joe Johnson, Chairman of IPC, commented, "We, at IPC,

         are very excited about the potential combination which would create the third largest property catastrophe reinsurance com-

         pany in Bermuda, with a combined capital base expected to be approximately $900 million.  We have always held Tempest in high regard and believe the combination of these companies cre-

         ates a tremendous opportunity for our shareholders, Tempest shareholders and both of our customer bases."  Mr. Johnson con-

         tinued, "This acquisition will, in a single step, expand our client relationships and diversify the geographic spread of risk to levels that would otherwise require several years for either company to achieve on its own.  In addition, the con-

         solidation of administrative activities will enable the company to realize significant cost savings.  Most importantly, we ex-

         pect this transaction to be accretive to our shareholders on a





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         basis of both book value per share and 1997 earnings per

         share."


                   IPC's proposal includes an adjustment to the number

         of shares to be issued in the transaction to protect value of such shares, subject to certain limits.  This contrasts with the ACE proposal which, at current stock price levels, declines

         $13 million for each $1 decline in its stock price, up to $39 million.  The IPC proposal also allows the Tempest shareholders to realize the full benefit of increases in its book value through closing while the ACE offer limits the increase in book value to that implied by the greater of actual losses or an assumed 42% loss ratio.  Finally, the IPC proposal allows Tem-

         pest shareholders to continue to realize the attractive returns available in the property catastrophe reinsurance industry through a focused publicly traded company, while allowing such shareholders to realize a cash return on a portion of their holdings.


                   IPC's proposal is subject, among other things, to

         Tempest providing due diligence access to IPC, termination of the ACE agreement, approval of a definitive agreement by the

         Boards of Directors of Tempest and IPC, and approval by their respective shareholders.  IPC anticipates that, with the coop-

         eration of Tempest, the transaction can be consummated by Sep-

         tember 30, 1996.







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                   Joe Johnson summarized, "We believe our proposal is a

         superior offer for both Tempest shareholders and their cli-

         ents."


                   IPC Holdings, Ltd., through its Bermuda-domiciled

         subsidiary International Property Catastrophe Reinsurance Com-

         pany, Ltd., provides property catastrophe reinsurance and, to a limited extent, marine, aviation, property-per-risk excess and other short-tail property reinsurance on a worldwide basis.


                   For further information, please contact Joseph C.H.

         Johnson, Chairman of the Board of IPC, or John P. Dowling,

         President & Chief Executive Officer of IPC, at (441) 295-2121.

































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